Exhibit 4.2

CUSTOMERS BANCORP, INC.,

as Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF JULY 30, 2013

TO

INDENTURE

DATED AS OF JULY 30, 2013

Relating To

6.375% Senior Notes due 2018

- i -

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of July 30, 2013 (the “Supplemental Indenture”), to the Base Indenture (as defined below) between Customers Bancorp, Inc., a Pennsylvania corporation, as issuer (the “Company”), and Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has executed and delivered to the Trustee that certain Indenture, dated as of July 30, 2013 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of its unsecured senior debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”);

WHEREAS, the Company has duly authorized and desires to cause to be established, pursuant to the terms of the Base Indenture and this Supplemental Indenture, a new series of its Securities designated as its 6.375% Senior Notes due 2018 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

WITNESSETH

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, that the Base Indenture is supplemented, to the extent expressed herein, as follows:

ARTICLE 1

DEFINITIONS

1.01 Generally. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

1.02 Section References. References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

1.03 Definition of Certain Terms. For purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms have the meanings ascribed to them as follows:

“Base Indenture” has the meaning provided in the Recitals.

“Event of Default” has the meaning provided in the Base Indenture as supplemented by Article 4.

“Indenture” has the meaning provided in the Recitals.

“Interest Payment Date” has the meaning provided in Section 2.04.

“Notes” has the meaning provided in the Recitals.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Supplemental Indenture” has the meaning provided in the preamble.

“Trustee” has the meaning provided in the preamble.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

“Voting Stock” means outstanding shares of Capital Stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power because of default in dividends or other default.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

2.01 Designation and Principal Amount.

(a) The Notes are hereby authorized and are designated the “6.375% Senior Notes due 2018,” unlimited in aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of this Indenture shall be in an aggregate principal amount of $55,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes by the Trustee pursuant to Sections 2.3 of the Base Indenture.

(b) The Company may, from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes issued on the date hereof in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional Notes or except for the first payment of interest following the issue date of such additional Notes), so that such additional Notes shall be consolidated and form a single series with such series of Notes issued on the date hereof and shall have the same terms as to status, redemption or otherwise as such series of Notes issued on the date hereof.

2.02 Maturity. The principal amount of the Notes shall be payable on July 31, 2018.

2.03 Form and Payment.

(a) The Notes shall be issued as global notes, only in fully registered book-entry form, without coupons, substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made a part of this Supplemental Indenture. The Notes shall be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

(b) Payments of principal, premium, if any, and/or interest, if any, on the global notes representing the Notes shall be made to the Paying Agent in United States Dollars which in turn shall make payment to The Depository Trust Company (or its nominee), as the Depository, with respect to the Notes.

(c) The global notes representing the Notes shall be deposited with, or on behalf of, the Depository and shall be registered, at the request of the Depository, in the name of Cede & Co.

(d) The currency of denomination of the Notes is United States Dollars. Payment of principal of and interest on the Notes will be made in United States Dollars.

2.04 Interest. Interest on the Notes shall accrue at the rate of 6.375% per annum beginning on the issue date of the Notes. Interest on the Notes shall be payable quarterly in arrears on March 15, June 15, September 15, and December 15, commencing on September 15, 2013 (each an “Interest Payment Date”), to the Holders in whose names the Notes are registered at the close of business on March 1, June 1, September 1 and December 1 immediately preceding such Interest Payment Date. All interest on the Notes, including interest on overdue principal and interest, shall be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date is not a Business Day, then the related payment of interest for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no further interest shall accrue as a result of such delay. Interest shall be payable on overdue principal and interest at 6.375% per annum to the fullest extent permitted by law.

2.05 Ranking. The Notes shall be unsecured senior indebtedness of the Company and shall (i) rank equally and ratably in right of payment with all of the Company’s other unsecured and unsubordinated indebtedness outstanding from time to time and (ii) rank senior in right of payment to all other indebtedness of the Company, including all indebtedness that is, by its terms, subordinated to the senior indebtedness of the Company.

2.06 Notes Not Convertible or Exchangeable. The Notes shall not be convertible into, or exchangeable for, any other securities of the Company except that the Notes shall be exchangeable for other Notes to the extent provided for in the Base Indenture.

2.07 Notes Not Redeemable; No Defeasance. The Notes are not redeemable or callable in whole or in part at any time prior to maturity, and Article III of the Indenture shall not apply to the Notes. The Notes shall not be defeasible for any reason, including legal or covenant defeasance, and Sections 8.1(a)(ii)(2)-(4), 8.3 and 8.4 shall not be applicable to the Notes.

2.08 No Sinking Fund. No sinking fund shall be provided with respect to the Notes and Article III of the Indenture shall not be applicable to the Notes.

ARTICLE 3

ADDITIONAL COVENANTS

Pursuant to Section 2.2.19 of the Base Indenture, so long as any of the Notes are outstanding, the following provisions shall be applicable to the Notes in addition to the covenants contained in Article IV of the Base Indenture:

3.01 Ownership of Material Subsidiary Stock. For so long as any of the Notes are outstanding, the Company:

(a) will not, nor will it permit any Material Subsidiary to, directly or indirectly, sell, assign, pledge, transfer or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of such Material Subsidiary, nor will the Company permit any Material Subsidiary to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of such Material Subsidiary if, in each case, after giving effect to any such transaction and to the issuance of the maximum number of shares of Voting Stock of such Material Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would cease to own, directly or indirectly, free and clear of any liens, at least 80% of the issued and outstanding Voting Stock of such Material Subsidiary after giving effect to such transaction; and

(b) will not permit any Material Subsidiary to:

(i) merge or consolidate with or into any corporation or other Person, unless the Company is the surviving corporation or Person, or unless, upon consummation of the merger or consolidation, the Company will own, directly or indirectly, free and clear of any liens, at least 80% of the surviving corporation’s issued and outstanding Voting Stock;

(ii) lease, sell, assign or transfer all or substantially all of its properties and assets to any Person (other than the Company), unless, upon such sale, assignment or transfer, the Company will own, directly or indirectly, free and clear of any liens, at least 80% of the issued and outstanding Voting Stock of that Person; or

(iii) pay any dividend in Voting Stock of a Material Subsidiary or make any other distribution in Voting Stock of a Material Subsidiary, unless the Material Subsidiary to which the transaction relates, has obtained any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the Securities, unless, upon such payment or distribution the Company owns, directly or indirectly, free and clear of any liens, at least 80% of the voting stock and 80% of the value of all capital stock of such Material Subsidiary.

Notwithstanding the foregoing, any such sale, assignment, pledge or transfer of securities, any such merger or consolidation or any such lease, sale, assignment, pledge or transfer of properties and assets shall not be prohibited if: (A) required by law, such lease, sale, assignment or transfer of securities is made to any Person for the purpose of the qualification as required by law of such Person to serve as a director; (B) such lease, sale, assignment or transfer of securities is made by the Company or any of its Subsidiaries acting in a fiduciary capacity for any Person other than the Company or any Subsidiary; (C) made in connection with the consolidation of the Company with, or the sale, lease or conveyance of all or substantially all of the assets of the Company to, or the merger of the Company with or into, any other Person (as to which Article V of the Base Indenture shall apply); or (D) required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by the Company, directly or indirectly, through purchase of stock or assets, merger, consolidation or otherwise, of any Person; provided, that, in the case of (A)-(D), after giving effect to such disposition and acquisition, (y) at least 80% of the issued and outstanding Voting Stock and 80% of the value of all capital stock of such Person will be owned, directly or indirectly, free and clear of any liens, by the Company and (z) the consolidated assets of the Company will be at least equal to 80% of the consolidated assets of the Company prior thereto; and nothing in this Section 3.01 shall prohibit any Material Subsidiary from the sale or transfer of assets pursuant to any securitization transaction or the pledge of any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, deposit liabilities, mortgage escrow funds, reverse repurchase agreements, Federal Home Loan Bank of Pittsburgh advances, recourse obligations incurred in connection with such Material Subsidiary’s lending activities and letters of credit.

3.02 No Liens. For so long as any of the Notes are outstanding, the Company will not, nor will the Company permit a Material Subsidiary to, create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of Voting Stock of the Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that Voting Stock), directly or indirectly, without making effective provision whereby the Notes shall be equally and ratably secured with any and all such indebtedness. Notwithstanding the foregoing, this Section shall not apply to any:

(a) liens for taxes, assessments or other governmental charges or levies (i) which are not yet due or are payable without penalty, (ii) which the Company is contesting in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in conformity with GAAP, or (iii) which secure obligations of less than $300,000 in amount;

(b) lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in conformity with GAAP or (iii) involves claims of less than $1,000,000; or

In case the Company or the Material Subsidiary shall propose to create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of Voting Stock or other capital stock of the Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that Voting Stock or other capital stock), directly or indirectly, other than as permitted by subdivisions (a) and (b) of this Section 3.02 of this Supplemental Indenture, the Company will prior thereto give written notice thereof to the Trustee, and will prior to or simultaneously with such pledge, encumbrance or lien, by supplemental indenture delivered to the Trustee, effectively secure all the Notes equally and ratably with such indebtedness, by pledge, encumbrance or lien of such

Voting Stock and/or other capital stock. Such supplemental indenture shall contain the provisions, concerning the possession, control, release and substitution of encumbered and pledged property and securities and other appropriate matters which are required or permitted by the TIA (as in effect at the date of execution of such supplemental indenture) to be included in a secured indenture qualified under the TIA, and may also contain such additional and mandatory provisions permitted by the TIA as the Company and the Trustee shall deem advisable or appropriate or as the Trustee shall deem necessary in connection with such pledge, encumbrance or lien.

3.03 Other Issuances. For so long as any of the Notes are outstanding, the Company will not issue any senior indebtedness of the Company (i) providing for a maturity date prior to the maturity date of the Notes, or (ii) providing for any redemption date, call option or right, or similar repurchase right or any rights of defeasance (whether legal defeasance, covenant defeasance or otherwise) prior to the maturity date of the Notes.

ARTICLE 4

EVENTS OF DEFAULT

Pursuant to Section 2.2.18 and Section 6.1(g) of the Base Indenture, “Event of Default”, whenever used with respect to the Notes, shall include with respect to the Company or the Material Subsidiary any default under any bond, debenture, note, mortgage, indenture, instrument or other evidence of indebtedness for money borrowed by the Company or any Material Subsidiary, whether currently existing or hereafter incurred, having an aggregate principal amount outstanding of at least $1,000,000 or under any mortgage, indenture or instrument (including this Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or the Material Subsidiary having an aggregate principal amount outstanding of at least $1,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), such indebtedness having been discharged or such acceleration having been rescinded or annulled; provided, that for purposes of Article 4 of this Supplemental Indenture, the term “indebtedness” shall not include any obligations of the Company or the Material Subsidiary pursuant to a lease where the Company or Material Subsidiary is a lessee which obligations are required under GAAP to be treated as capitalized leases.

ARTICLE 5

MISCELLANEOUS

5.01 Ratification of Base Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

5.02 Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the TIA, the imposed duties shall control.

5.03 Conflict with Indenture. To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

5.04 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.

5.05 Successors. All agreements of the Company in the Base Indenture, this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successors.

5.06 Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

5.07 Trustee Disclaimer. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company and not the Trustee.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused the Supplemental Indenture to be duly executed as of the day and year first above written.

CUSTOMERS BANCORP, INC.

By:	/s/ Jay S. Sidhu
Name: Jay S. Sidhu
Title: Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael H. Wass
Name: Michael H. Wass
Title: Authorized Signatory

EXHIBIT A

FORM OF GLOBAL NOTE

See Exhibit 4.3